Exhibit 99.2

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Reports Dismissal of Stockholder Class Action Lawsuit

CORAL GABLES, Fla., Jan. 7, 2014 — Catalyst Pharmaceutical Partners, Inc. (Catalyst) (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective, approved medicines targeting orphan neuromuscular and neurological diseases, today announced that on January 3, 2014, the previously reported stockholder class action lawsuit that had been filed against Catalyst and certain of its officers and directors was dismissed without prejudice. In the Court’s order, the plaintiffs were granted leave to file an amended complaint within 20 days. Catalyst has no information as to whether any such amended complaint is planned by the plaintiffs. If an amended complaint is filed in the case, Catalyst intends to vigorously defend the amended lawsuit.

In October and November 2013, three securities class action lawsuits were filed against Catalyst and certain of its officers and directors in the U.S. District Court for the Southern District of Florida. The complaints, which were substantially identical, purported to state a claim for violation of federal securities laws on behalf of a class of those who purchased Catalyst’s common stock between October 31, 2012 and October 18, 2013. Two of the lawsuits were voluntarily dismissed by the plaintiffs, and the last remaining case was the case dismissed on Friday.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial initiated by BioMarin. Firdapse is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse will expedite the development and review of Firdapse by the FDA, whether an NDA for Firdapse will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, whether the class action lawsuit will be refiled and the ultimate outcome of that lawsuit, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Media/Investor Contacts Donna LaVoie or David Connolly LaVoie Group (617) 374-8800 dlavoie@lavoiegroup.com dconnolly@lavoiegroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com